Exhibit 8.1

LIST OF SUBSIDIARIES

Edenor

1. AESEBA S.A.

2. Empresa de Sistemas Eléctricos Dispersos

3. Empresa Distribuidora de Energía Norte S.A.

4. Empresa Distribuidora de Electricidad de La Rioja S.A.

5. Empresa Distribuidora de Electricidad de Salta S.A.

6. Empresa Distribuidora de San Luis S.A.

7. Empresa Distribuidora Eléctrica Regional S.A.

8. Emdersa Generación Salta S.A.

9. Sociedad Anónima Centro de Movimiento de Energía

10. Emdersa Holding

All of the subsidiaries mentioned above have their jurisdiction of incorporation in the Republic of Argentina.